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Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION
OF
REMEC, INC.
a California corporation

        Ronald E. Ragland and Michael McDonald certify that:

        1.    They are the Chairman of the Board and Secretary, respectively, of REMEC, Inc., a California corporation (the "Corporation").

        2.    The Articles of Incorporation of the Corporation are amended and restated to read in full as set forth below:

        First.    The name of this Corporation is REMEC, Inc.

        Second:    The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

        Third:    (A) This corporation is authorized to issue 145,000,000 shares of its capital stock, which shall be divided into two classes known as Common Stock and Preferred Stock.

            (B)  The total number of shares of Common Stock which this Corporation is authorized to issue is 140,000,000 of the par value of one cent ($.01) each. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 5,000,000 of the par value of one cent ($.01) each. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized, within the limitations and restrictions stated in any resolution or resolutions of the Board of Directors fixing the number or designation of shares constituting any series to (i) determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and (ii) increase or decrease the number of shares of that series, but not below the number of shares of such series then outstanding. In the case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        Fourth:    The liability of directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        Fifth:    This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this Corporation and its shareholders through bylaw provisions, or through agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Code.

        3.    The amendment and restatement of the Articles of Incorporation of this Corporation have been duly approved by the Board of Directors of the Corporation.

        4.    The amendment of the Articles of Incorporation of this Corporation has been duly approved by the required vote of the shareholders of the Corporation entitled to vote in accordance with Section 902 of the General Corporation Law of California. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 29,298,907 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required.

The percentage vote required was more than 50% of the outstanding shares of Common Stock. There are no shares of Preferred Stock outstanding.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

        Dated: June 29, 2000.

/s/ RONALD E. RAGLAND Ronald E. Ragland, Chairman of the Board

/s/ MICHAEL MCDONALD Michael McDonald, Secretary

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  Exhibit 3.1
RESTATED ARTICLES OF INCORPORATION OF REMEC, INC. a California corporation